Exhibit 10.12

SECURITY AGREEMENT

dated as of March 26, 2009

among

SBARRO, INC.,

as Borrower,

SBARRO HOLDINGS, LLC,

as Holdings,

THE OTHER LOAN PARTIES FROM TIME TO TIME PARTY HERETO,

and

NATIXIS, NEW YORK BRANCH,

as Collateral Agent

TABLE OF CONTENTS1

[1]	The Table of Contents is not a part of the Security Agreement.

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-ii-

Schedules:

Schedule 1.03(a)	-	Claims
Schedule 3.05	-	Deposit Accounts and Securities Accounts
Schedule 4.01	-	Filings to Perfect Security Interests

Exhibits:

Exhibit A	-	Form of Grant of Security Interest in Patents and Trademarks
Exhibit B	-	Form of Grant of Security Interest in Copyrights
Exhibit C	-	Form of Deposit Account Control Agreement
Exhibit D	-	Form of Consent to Assignment of Letter of Credit Proceeds
Exhibit E	-	Form of Description of Collateral

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SECURITY AGREEMENT dated as of March 26, 2009 (as amended, restated, modified or supplemented from time to time, this “Agreement”) among SBARRO HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), SBARRO, INC., a New York corporation (the “Borrower”), the other LOAN PARTIES from time to time party hereto, NATIXIS, NEW YORK BRANCH, as collateral agent for the Credit Parties (as defined herein) (in such capacity, together with its successors, the “Collateral Agent”).

Holdings and the Borrower propose to enter into the Second Lien Credit Agreement dated as of March 26, 2009 (as amended, restated, modified, supplemented, restructured or refinanced from time to time, the “Credit Agreement”) among Holdings, the Borrower, the banks and other lending institutions from time to time party thereto (each a “Lender” and, collectively, the “Lenders”), Natixis, New York Branch, as administrative agent and collateral agent (together with its successor or successors in each such capacity, the “Administrative Agent” and the “Collateral Agent”).

The Lender, the Administrative Agent, the Collateral Agent and their respective successors and assigns are herein referred to individually as a “Credit Party” and collectively as the “Credit Parties”.

To induce the Credit Parties to enter into the Credit Agreement and the other Loan Documents referred to therein (collectively with the Credit Agreement, the “Loan Documents”), and as a condition precedent to the obligations of the Credit Parties under the Credit Agreement, Holdings and certain Subsidiaries of Holdings (each a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors”) and, together with Holdings, each other Person that becomes a guarantor and the respective successors and permitted assigns of each of the foregoing, the “Guarantors” and together with the Borrower, each a “Loan Party” and, collectively the “Loan Parties”, have agreed, jointly and severally, to provide a guaranty of all obligations of the Borrower and the other Loan Parties under or in respect of the Loan Documents.

As a further condition precedent to the obligations of the Lenders under the Loan Documents, each Loan Party has agreed or will agree to grant a continuing security interest in favor of the Collateral Agent in and to the Collateral to secure the Credit Obligations. Accordingly, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Terms Defined in the Credit Agreement. Terms defined in the Credit Agreement have the respective meanings set forth therein, unless otherwise defined in this Article I.

Section 1.02 Terms Defined in the UCC. Unless otherwise defined herein or in the Credit Agreement or the context otherwise requires, the following terms, together with any uncapitalized terms used herein which are defined in the UCC, have the respective meanings provided in the UCC: (i) As-Extracted Collateral; (ii) Certificated Security; (iii) Chattel Paper; (iv) Documents; (v) Electronic Chattel Paper; (vi) Financial Asset; (vii) Instruments; (viii) Inventory; (ix) Investment Property; (x) Payment Intangibles; (xi) Proceeds; (xii) Securities Account; (xiii) Securities Intermediary; (xiv) Security; (xv) Security Certificate; (xvi) Security Entitlements; and (xvii) Uncertificated Security.

Section 1.03 Additional Definitions. Terms defined in the introductory section hereof have the respective meanings set forth therein. The following additional terms, as used herein, have the following respective meanings:

“Account Control Agreement” means (i) with respect to a Deposit Account, a deposit account control agreement, substantially in the form of Exhibit C hereto or otherwise containing reasonably acceptable terms and in form and substance reasonably acceptable to the Collateral Agent, among one or more Loan Parties, the Collateral Agent and the bank which maintains such Deposit Account (execution of such agreement shall be conclusive evidence of such approval) and (ii) with respect to a Securities Account, a securities account control agreement, substantially in the form of Exhibit B to the Pledge Agreement or otherwise containing reasonably acceptable terms and in form and substance reasonably acceptable to the Collateral Agent (which approval shall be deemed given by execution of such agreement), among one or more Loan Parties, the Collateral Agent and the Securities Intermediary which maintains such Securities Account, in each case as the same may be amended, modified or supplemented from time to time.

“Account Debtor” means an “account debtor” (as defined in the UCC), and also means and includes Persons obligated to pay negotiable instruments and other Receivables.

“Accounts” means (i) all “accounts” (as defined in the UCC), (ii) all of the rights of any Loan Party in, to and under all purchase orders for goods, services or other property, (iii) all of the rights of any Loan Party to any goods, services or other property represented by any of the foregoing (including returned or repossessed goods and unpaid seller’s rights of rescission, replevin, reclamation and rights to stoppage in transit) and (iv) all monies due to or to become due to any Loan Party under any and all contracts for any of the foregoing (in each case, whether or not yet earned by performance on the part of such Loan Party), including, without limitation, the right to receive the Proceeds of said purchase orders and contracts, and all Supporting Obligations of any kind given by any Person with respect to all or any of the foregoing.

“Bankruptcy Code” means title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and all other liquidation, receivership, moratorium, conservatorship, assignment for the benefit of creditors, insolvency or similar federal, state or foreign law for the relief of debtors.

“Claims” means all “commercial tort claims” (as defined in the UCC), including, without limitation, each of the claims described on Schedule 1.03 hereto, as such Schedule may be amended, modified or supplemented from time to time, and also means and includes all claims, causes of action and similar rights and interests (however characterized) of a Loan Party, whether arising in contract, tort or otherwise, and whether or not subject to any action, suit, investigation or legal, equitable, arbitration or administrative proceedings.

“Collateral” has the meaning set forth in Section 2.02 of this Agreement.

“Collateral Accounts” means any Securities Accounts or Deposit Accounts established with or in the possession or under the control of the Collateral Agent into which cash or cash Proceeds of any Collateral are deposited from time to time, collectively.

“Collateral Agent” means Natixis, New York Branch, in its capacity as collateral agent for the Credit Parties, and its successor or successors in such capacity.

“Computer Hardware” means all computer and other electronic data processing hardware of a Loan Party, whether now or hereafter owned, licensed or leased by such Loan Party, including, without limitation, all integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware, all documentation, flowcharts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes associated with any of the foregoing and all options, warranties, services contracts, program services, test rights, maintenance rights, support rights, renewal rights and indemnifications relating to any of the foregoing.

“Contracts” shall mean, collectively, with respect to each Loan Party, the Loan Documents, all sale, service, performance, equipment or property lease contracts, agreements and grants and all other contracts, agreements or grants (in each case, whether written or oral, or third party or intercompany), between such Loan Party and any third party, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

“Copyright” shall mean for any Loan Party, all United States and foreign copyrights (including community designs), including but not limited to copyrights in software and databases, and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications referred to in Schedule 12 to any Loan party’s Perfection Certificate (as such schedule may be amended, modified or supplemented from time to time by such Loan Party), (ii) all extensions and renewals thereof, (iii) all rights and privileges corresponding thereto throughout the world, (iv) all rights to sue for past, present and future infringements thereof, and (v) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages and proceeds of suit.

“Copyright Agreement” means a grant of Security Interest in United States Copyrights, substantially in the form of Exhibit B to this Agreement, between one or more Loan Parties and the Collateral Agent, as the same may be amended, modified or supplemented from time to time.

“Copyright License” means any agreement now or hereafter in existence granting to any Loan Party any rights, whether exclusive or non-exclusive, to use another Person’s works protected by their copyrights or copyright applications, or pursuant to which any Loan Party has granted to any other Person, any right, whether exclusive or non-exclusive, with respect to any Copyright, whether or not registered, including, without limitation, the Copyright Licenses described on Schedule 12 to any Loan Party’s Perfection Certificate (as each such schedule may be amended, modified or supplemented from time to time by such Loan Party).

“Credit Obligations” means “Second Lien Credit Obligations” as such term is defined in the Credit Agreement.

“Deposit Accounts” means all “deposit accounts” (as defined in the UCC) and also means and includes all demand, time, savings, passbook or similar accounts maintained by a Loan Party with a bank or other financial institution, whether or not evidenced by an Instrument, all cash and other funds held therein and all passbooks related thereto and all certificates and Instruments, if any, from time to time representing, evidencing or deposited into such deposit accounts.

“Direct Exposure” has the meaning set forth in Section 2.08 of this Agreement.

“Domestic Subsidiary” means with respect to any Person each Subsidiary of such Person that is organized under the laws of the United States, the District of Columbia or any State, and “Domestic Subsidiaries” means any two or more of them.

“Equipment” means all “equipment” (as defined in the UCC), including all items of machinery, equipment, Computer Hardware, furnishings and fixtures of every kind, whether or not affixed to real property, as well as all motor vehicles, automobiles, trucks, trailers, railcars, barges and vehicles of every description, handling and delivery equipment, all additions to, substitutions for, replacements of or accessions to any of the foregoing, all attachments, components, parts (including spare parts) and accessories whether installed thereon or affixed thereto and all fuel for any thereof and all options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights and indemnification relating to any of the foregoing.

“Event of Default” means one or more Events of Default, as such term is defined in the Credit Agreement.

“Excepted Instruments” has the meaning specified in Section 4.06.

“Excluded Contract” means at any date any rights or interest of a Loan Party in, to or under any agreement, contract, license, instrument, document, healthcare insurance receivable or other general intangible (referred to solely for purposes of this definition as a “Contract”) to the extent that such Contract by the express terms of a valid and enforceable restriction in favor of a Person who is not a Group Company, (i) prohibits, or requires any consent or establishes any other condition for, an assignment thereof or a grant of a security interest therein by a Loan Party, or (ii) provides that a grant of a security interest therein by a Loan Party would result in a forfeiture of such Loan Parties’ rights thereunder, would give any party to such Contract other than a Group Company a right to terminate its obligations thereunder, or is permitted only with the consent of another Person, if the requirement to obtain such consent is legally enforceable and such consent has not been obtained; provided that (i) rights to payment under any such Contract otherwise constituting an Excluded Contract by virtue of this definition shall be included in the Collateral to the extent permitted thereby or by Section 9-406, Section 9-407, Section 9-408 or Section 9-409 of the UCC, and (ii) all Proceeds paid or payable to any Loan Party from any sale, transfer or assignment of such Contract and all rights to receive such Proceeds shall be included in the Collateral.

“Excluded Equipment” means at any date any Equipment of a Loan Party which is subject to, or secured by, a Capital Lease Obligation or Purchase Money Indebtedness which is permitted under Section 7.01 of the Credit Agreement if and to the extent that (i) the express terms of a valid and enforceable restriction in favor of a Person who is not a Group Company contained in the agreements or documents granting or governing such Capital Lease Obligation or Purchase Money Indebtedness prohibit, or require any consent or establish any other conditions for, an assignment thereof, or a grant of a security interest therein, by a Loan Party or provide that a grant of a security interest therein by a Loan Party would result in a forfeiture of such Loan Parties’ rights thereunder and (ii) such restriction relates only to the asset or assets acquired by a Loan Party with the Proceeds of such Capital Lease Obligation or Purchase Money Indebtedness or the asset or assets acquired by such Loan Party with the proceeds of another Capital Lease Obligation or Purchase Money Indebtedness provided by the same Person; provided that all Proceeds paid or payable to any Loan Party from any sale, transfer or assignment or other voluntary or involuntary disposition of such Equipment and all rights to receive such Proceeds shall be included in the Collateral to the extent not otherwise required to be paid to the holder of the Capital Lease Obligation or Purchase Money Indebtedness secured by such Equipment.

“Exempt Deposit Accounts” has the meaning set forth in the Credit Agreement.

“First Lien Finance Party” means “Finance Party” as defined in the First Lien Security Agreement.

“First Lien Security Agreement” means the Security Agreement, dated as of January 31, 2007, among Holdings, the Borrower, the loan parties from time to time party thereto, and the First Lien Collateral Agent.

“Foreign Subsidiary” means with respect to any Person, any Subsidiary of such Person that is not a Domestic Subsidiary of such Person.

“General Intangibles” means all “general intangibles” (as defined in the UCC) and also means and includes (i) all Payment Intangibles and other obligations and indebtedness owing to any Loan Party (other than Accounts), from whatever source arising, (ii) all Claims, Judgments and/or Settlements, (iii) all rights or claims in respect of refunds for taxes paid, (iv) all rights in respect of any pension plans or similar arrangements maintained for employees of any Loan Party or any ERISA Affiliate, (v) all interests in limited liability companies and/or partnerships which interests do not constitute Securities, (vi) all Supporting Obligations of any kind given by any Person with respect to all or any of the foregoing, (vii) all of such Loan Party’s rights, title and interest in, to and under all Contracts and insurance policies (including all rights and remedies relating to monetary damages, including indemnification rights and remedies, and claims for damages or other relief pursuant to or in respect of any Contract and (viii) all licenses, consents, permits, variances, certifications, authorizations and approvals, however characterized, now or hereafter acquired or held by such Loan Party, including building permits, certificates of occupancy, environmental certificates, industrial permits or licenses and certificates of operation.

“Intellectual Property” means all Patents, Trademarks, Copyrights, Licenses, rights in intellectual property, goodwill, trade names, service marks, trade secrets, inventions, methods, procedures, formulae, recipes, confidential or proprietary technical and business information, know-how, trademark rights arising out of domain names, mask works, customer lists, vendor lists, subscription lists, databases and related documentation, registrations, franchises and all other intellectual or other similar property rights.

“Insolvency or Liquidation Proceeding” means (i) any voluntary or involuntary case or proceeding under the Bankruptcy Code or any other Bankruptcy Law with respect to any Loan Party, (ii) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Loan Party or with respect to a material portion of their respective assets, (iii) any liquidation, dissolution, reorganization or winding up of any Loan Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (iv) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Loan Party.

“Judgments” means all judgments, decrees, verdicts, decisions or orders issued in resolution of or otherwise in connection with a Claim, whether or not final or subject to appeal, and including all rights of enforcement relating thereto and any and all Proceeds thereof.

“Letter-of-Credit Right” means all “letter-of-credit rights” (as defined in the UCC) and also means and includes all rights of a Loan Party to demand payment or performance under a letter of credit (as defined in Article V of the UCC).

“License” means any Patent License, Trademark License, Copyright License, Software License or other license or sublicense as to which any Loan Party is a party (other than those license agreements constituting Excluded Contracts; provided that rights to payments under any such license shall be included in the Collateral to the extent permitted thereby or by Sections 9-406 and 9-408 of the UCC).

“Liquid Investments” has the meaning set forth in Section 2.10 of this Agreement.

“Loan Party” means Holdings, the Borrower, and each Guarantor, and “Loan Parties” means all of them, collectively.

“Patent” means any of the following, whether now existing or hereafter arising, invented, developed, reduced to practice, acquired or owned by a Loan Party:

(i) the United States and foreign patents described on Schedule XII to any Loan Party’s Perfection Certificate (as each such schedule may be amended, modified or supplemented from time to time by such Loan Party) and any renewals thereof;

(ii) all reissues, reexaminations, divisions, continuations, continuations, revisions, restorations, renewals or extensions thereof;

(iii) all claims for, and rights to sue for, past, present or future infringement of any of the foregoing;

(iv) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past, present or future infringements thereof and payments and damages under all Patent Licenses in connection therewith; and

(v) all rights corresponding to any of the foregoing whether arising under the Laws of the United States or any foreign country or otherwise.

“Patent and Trademark Agreement” means a grant of Security Interest in United States Patents and Trademarks, substantially in the form of Exhibit A to this Agreement, between one or more Loan Parties and the Collateral Agent, as the same may be amended, modified or supplemented from time to time.

“Patent License” means any agreement now or hereafter in existence granting to any Loan Party any right, whether exclusive or non-exclusive, with respect to any Person’s patent or any invention now or hereafter in existence, whether or not patentable, or pursuant to which any Loan Party has granted to any other Person any right, whether exclusive or non-exclusive, with respect to any Patent or any invention now or hereafter in existence, whether or not patentable and whether or not a Patent or application for Patent is in or hereafter comes into existence on such invention, including, without limitation, the Patent Licenses described on Schedule 12 to any Loan Party’s Perfection Certificate (as each such schedule may be amended, modified or supplemented from time to time by such Loan Party).

“Perfection Certificate” means with respect to each Loan Party a certificate, substantially in the form of Exhibit F-3 to the Credit Agreement, completed and supplemented with the schedules and attachments contemplated thereby to the reasonable satisfaction of the Collateral Agent.

“Permitted Lien” means any Lien referred to in, and permitted by, Section 7.02 of the Credit Agreement.

“Receivables” means all Accounts, all Payment Intangibles, all Instruments, all Chattel Paper, all Electronic Chattel Paper, all Letter-of-Credit Rights and all Supporting Obligations supporting or otherwise relating to any of the foregoing.

“Recordable Intellectual Property” means Intellectual Property the transfer of which is required to be recorded in the United States Patent and Trademark Office or the United States Copyright Office in order to be effective against subsequent third party transferees; provided that the following shall not be considered “Recordable Intellectual Property” hereunder: (i) unregistered United States Copyrights and (ii) non-exclusive Licenses.

“Reinvestment Funds” shall have the meaning specified in the Credit Agreement.

“Relevant Contingent Exposure” has the meaning set forth in Section 2.08 of this Agreement.

“Requisite Priority Lien” means a valid and perfected security interest in favor of the Collateral Agent for the benefit of the Credit Parties and securing the Credit Obligations.

“Security Interest” means the security interest granted pursuant to Section 2.01 hereof in favor of the Collateral Agent for the benefit of the Credit Parties securing the Credit Obligations.

“Settlements” means all right, title and interest of a Loan Party in, to and under any settlement agreement or other agreement executed in settlement or compromise of any Claim, including all rights to enforce such agreements and all payments thereunder or arising in connection therewith.

“Software” means all “software” (as defined in the UCC), and also means and includes all software programs, whether now or hereafter owned, licensed or leased by a Loan Party, designed for use on Computer Hardware, including all operating system software, utilities and application programs in whatever form and whether or not embedded in goods, all source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever, all firmware associated with any of the foregoing all documentation, flowcharts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes associated with any of the foregoing, and all options, warranties, services contracts, program services, test rights, maintenance rights, support rights, renewal rights and indemnifications relating to any of the foregoing.

“Software License” means any agreement (whether such agreement is also a Copyright License, Patent License and/or Trademark License) now or hereafter in existence granting to any Loan Party any right, whether exclusive or non-exclusive, to use another Person’s Software, or pursuant to which any Loan Party has granted to any other Person any right, whether exclusive or non-exclusive, to use any Software, whether or not subject to any registration.

“Supporting Obligation” means a Letter-of-Credit Right, Guaranty Obligation or other secondary obligation supporting or any Lien securing the payment or performance of one or more Receivables, General Intangibles, Documents or Investment Property.

“Trademark” means any of the following, whether now existing or hereafter arising used, acquired or owned by a Loan Party:

(i) the United States and foreign trademarks described on Schedule 12 to any Loan Party’s Perfection Certificate (as each such schedule may be amended, modified or supplemented from time to time) and any renewals thereof;

(ii) all other trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, certification marks, collective marks, brand names, slogans, trademark rights arising out of domain names and trade dress (whether statutory or common law) which are or have been used in the United States, any state, province, territory or possession thereof, or in any other place, nation or jurisdiction, along with all prints and labels on which any of the foregoing have appeared or appear, package and other designs, and any other source or business identifiers, and general intangibles of like nature, and the rights in any of the foregoing which arise under applicable Law;

(iii) the goodwill of the business symbolized thereby or associated with each of the foregoing;

(iv) all registrations and applications in connection therewith, including registrations and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof;

(v) all reissues, extensions and renewals thereof;

(vi) all claims for, and rights to sue for, past, present or future infringements of any of the foregoing;

(vii) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past, present or future infringements thereof and payments and damages under all Trademark Licenses in connection therewith; and

(viii) all rights corresponding to any of the foregoing whether arising under the Laws of the United States or any foreign country or otherwise.

“Trademark License” means any agreement now or hereafter in existence granting to any Loan Party any right, whether exclusive or non-exclusive, to use another Person’s trademarks or trademark applications, or pursuant to which any Loan Party has granted to any other Person any right, whether exclusive or non-exclusive, to use any Trademark, whether or not registered, including, without limitation, the Trademark Licenses described on Schedule 12 to any Loan Party’s Perfection Certificate (as each such schedule may be amended, modified or supplemented from time to time by such Loan Party) and the rights to prepare for sale, sell and advertise for sale all of the inventory now or hereafter owned by any Loan Party and now or hereafter covered by such license agreements.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of Law, the perfection, the effect of perfection or non-perfection or the priority of the Security Interests in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

Section 1.04 Terms Generally. The definitions in Sections 1.02 and 1.03 shall apply equally to both the singular and plural forms of the terms defined, except for terms defined in both the singular and the plural form. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes”

and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless otherwise expressly provided herein, the word “day” means a calendar day.

ARTICLE II

THE SECURITY INTERESTS

Section 2.01 Grant of Security Interests. To secure the due and punctual payment of the Credit Obligations, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing or due or to become due, in accordance with the terms thereof and to secure the performance of all of the obligations of each Loan Party hereunder and under the other Loan Documents in respect of the Credit Obligations of each Loan Party, each Loan Party hereby grants to the Collateral Agent for the benefit of the Credit Parties a security interest in, and each Loan Party hereby pledges and collaterally assigns to the Collateral Agent for the benefit of the Credit Parties, all of such Loan Party’s right, title and interest in, to and under the Collateral.

Section 2.02 Collateral.

(a) All right, title and interest of each Loan Party in, to and under the following property, whether now owned or existing or hereafter created or acquired by a Loan Party, whether tangible or intangible, and regardless of where located, are herein collectively referred to as the “Collateral”:

(i) all Receivables;

(ii) all Inventory;

(iii) all General Intangibles;

(iv) all Intellectual Property;

(v) all Documents and all Supporting Obligations of any kind given by any Person with respect thereto;

(vi) all Equipment;

(vii) all Investment Property and all Supporting Obligations of any kind given by any Person with respect thereto;

(viii) all Deposit Accounts;

(ix) all As-Extracted Collateral;

(x) the Collateral Accounts, all cash and other property deposited therein or credited thereto from time to time, the Liquid Investments made pursuant to

Section 2.09 and other monies and property of any kind of any Loan Party maintained with or in the possession of or under the control of the First Lien Collateral Agent or the Collateral Agent, as applicable, subject to the terms of the Intercreditor Agreement;

(xi) all books and records (including customer lists, credit files, computer programs, printouts and other computer materials and records) of each Loan Party pertaining to any of the Collateral; and

(xii) to the extent not otherwise included, all Proceeds of all or any of the Collateral described in clauses (i) through (x) hereof;

provided, however, that Collateral shall not include: (s) shares of capital stock or other equity interests of Subsidiaries of a Foreign Subsidiary or capital stock or other equity interests in excess of 65% of all classes of capital stock or other equity interests issued by a first tier Foreign Subsidiary of any Loan Party; (t) any intent-to-use (ITU) United States trademark application for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. § 1051(c) or 15 U.S.C. § 1051(d), respectively, or, if filed, has not been deemed in conformance with 15 U.S.C. § 1051(a) or (c) in each case, only to the extent the grant of security interest in such intent-to-use Trademark is in violation of 15 U.S.C. § 1060 and only unless and until a “Statement of Use” or “Amendment to Allege Use” is filed, has been deemed in conformance with 15 U.S.C. § 1051(a) and (c) or examined and accepted, respectively, by the United States Patent and Trademark Office; (u) any Equity Interest in a non-Wholly-Owned Subsidiary existing on the date hereof or formed after the Closing Date, in each case to the extent the grant of a security interest therein is prohibited by the governing organizational documents of such non-Wholly Owned Subsidiary; (v) Excluded Contracts; (w) government licenses and permits to the extent that applicable Law prohibits the grant of a security interest in such license or permit; (x) Excluded Equipment; (y) Exempt Deposit Accounts or (z) any Equity Interest in a Permitted Joint Venture, to the extent the applicable joint venture agreement or governing documents of such joint venture prohibits the grant of a Security Interest in such Equity Interest or if such grant would cause a default under such joint venture agreement or would result in a forfeiture of any Loan Party’s rights thereunder.

(b) Subject to the terms of the Intercreditor Agreement, notwithstanding anything herein to the contrary, the foregoing Section 2.02(a) shall not require the creation or perfection of pledges of or security interests in particular assets if and for so long as, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or effort of creating or perfecting such pledges or security interests in such assets shall be excessive in view of the benefits to be obtained by the Credit Parties therefrom. Subject to the terms of the Intercreditor Agreement, the Administrative Agent may grant extensions of time for the perfection of security interests in particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of any Loan Party on such date) where it reasonably determines, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents.

Section 2.03 Continuing Liability of Each Loan Party. Notwithstanding anything herein to the contrary, nothing contained herein shall affect the liability of each Loan Party to observe and perform all the terms and conditions to be observed and performed by it under any contract, agreement, warranty or other obligation with respect to the Collateral (except following any change in owner or control of any Loan Party resulting from the exercise by the Collateral Agent of its rights hereunder). Neither the Collateral Agent nor any Credit Party shall have any obligation or liability under any such contract, agreement, warranty or obligation by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any Credit Party of any payment relating to any Collateral, nor shall the Collateral Agent or any Credit Party be required to perform or fulfill any of the obligations of any Loan Party with respect to any of the Collateral, to make any inquiry as to the nature or sufficiency of any payment received by it or the sufficiency of the performance of any party’s obligations with respect to any Collateral. Furthermore, neither the Collateral Agent nor any Credit Party shall be required to file any claim or demand to collect any amount due or to enforce the performance of any party’s obligations with respect to the Collateral.

Section 2.04 Security Interests Absolute. All rights of the Collateral Agent, all security interests hereunder and all obligations of each Loan Party hereunder are unconditional and absolute and independent and separate from any other security for or guaranty of the Credit Obligations, whether executed by such Loan Party, any other Loan Party or any other Person. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be released, discharged or otherwise affected or impaired by:

(i) any extension, renewal, settlement, compromise, acceleration, waiver or release in respect of any obligation of any other Loan Party under any Loan Document or any other agreement or instrument evidencing or securing any Credit Obligation, by operation of Law or otherwise;

(ii) any change in the manner, place, time or terms of payment of any Credit Obligation or any other amendment, supplement or modification to any Loan Document or any other agreement or instrument evidencing or securing any Credit Obligation;

(iii) any release, non-perfection or invalidity of any direct or indirect security for any Credit Obligation, any sale, exchange, surrender, realization upon, offset against or other action in respect of any direct or indirect security for any Credit Obligation or any release of any other obligor or Loan Parties in respect of any Credit Obligation;

(iv) any change in the existence, structure or ownership of any Loan Party, or any insolvency, bankruptcy, reorganization, arrangement, readjustment, composition, liquidation or other similar proceeding affecting any Loan Party or its assets or any resulting disallowance, release or discharge of all or any portion of any Credit Obligation;

(v) the existence of any claim, set-off or other right which any Loan Party may have at any time against the Borrower, any other Loan Party, any Agent, any other Credit Party, or any other Person, whether in connection herewith or any unrelated transaction; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(vi) any invalidity or unenforceability relating to or against the Borrower or any other Loan Party for any reason of any Loan Document or any other agreement or instrument evidencing or securing any Credit Obligation or any provision of applicable Law or regulation purporting to prohibit the payment by the Borrower or any other Loan Party of any Credit Obligation;

(vii) any failure by any Credit Party: (A) to file or enforce a claim against any Loan Party or its estate in an Insolvency or Liquidation Proceeding; (B) to give notice of the existence, creation or incurrence by any Loan Party of any new or additional indebtedness or obligation under or with respect to the Credit Obligations; (C) to commence any action against any Loan Party; (D) to disclose to any Loan Party any facts which such Credit Party may now or hereafter know with regard to any Loan Party; or (E) to proceed with due diligence in the collection, protection or realization upon any collateral securing the Credit Obligations;

(viii) any direction as to application of payment by the Borrower, any other Loan Party or any other Person;

(ix) any subordination by any Credit Party of the payment of any Credit Obligation to the payment of any other liability (whether matured or unmatured) of any Loan Party to its creditors;

(x) any act or failure to act by the Collateral Agent or any other Credit Party under this Agreement or otherwise which may deprive any Loan Party of any right to subrogation, contribution or reimbursement against any other Loan Party or any right to recover full indemnity for any payments made by such Loan Party in respect of the Credit Obligations; or

(xi) any other act or omission to act or delay of any kind by any Loan Party or any Credit Party or any other Person or any other circumstance whatsoever which might, but for the provisions of this clause, constitute a legal or equitable discharge of any Loan Party’s obligations hereunder, except that a Loan Party may assert the defense of final payment full of the Credit Obligations.

Each Loan Party has irrevocably and unconditionally delivered this Agreement to the Collateral Agent, for the benefit of the Credit Parties, and the failure by any other Person to sign this Agreement or a security agreement similar to this Agreement or otherwise shall not discharge the obligations of any Loan Party hereunder.

This Agreement shall remain fully enforceable against each Loan Party irrespective of any defenses that any other Loan Party may have or assert in respect of the Credit Obligations, including, without limitation, failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, except that a Loan Party may assert the defense of final payment in full of the Credit Obligations.

Section 2.05 Continuing Liabilities Under Collateral. Notwithstanding anything herein to the contrary, (i) nothing contained herein shall affect the liability of each Loan Party for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent respective of any Credit Party, (ii) each Loan Party shall remain liable under each of the agreements included in the Collateral, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof (except following any change in owner or control of any Loan Party resulting from the exercise by the Collateral Agent of its rights hereunder) and neither the Collateral Agent nor any Credit Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Collateral Agent nor any Credit Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral and (iii) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Loan Party from any of its duties or obligations under the contracts and agreements included in the Collateral.

Section 2.06 Reserved.

Section 2.07 Reserved.

Section 2.08 Reserved.

Section 2.09 Reserved.

Section 2.10 Investment of Funds in Collateral Accounts. Amounts on deposit in the Collateral Accounts shall be invested and re-invested from time to time in such Liquid Investments as the Borrower shall determine, which Liquid Investments shall be held in the name and be under the control of the First Lien Collateral Agent or the Collateral Agent, as applicable, in accordance with the terms of the Intercreditor Agreement; provided that, if an Event of Default has occurred and is continuing, the First Lien Collateral Agent or the Collateral Agent, as applicable, in accordance with the terms of the Intercreditor Agreement, may liquidate or cause the liquidation of any such Liquid Investments and apply or cause to be applied the proceeds thereof in the manner specified in Section 5.05 of the First Lien Security Agreement or Section 5.05, as applicable. For this purpose, “Liquid Investments” means Cash Equivalents maturing within 30 days after a Cash Equivalent is acquired by or on behalf of the First Lien Collateral Agent or the Collateral Agent, as applicable, in accordance with the terms of the Intercreditor Agrrement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants that:

Section 3.01 Title to Collateral. Other than financing statements or other similar or equivalent documents or instruments with respect to the Security Interests and Permitted Liens, no authorized financing statement, mortgage, security agreement or similar or equivalent document or instrument covering all or any part of the Collateral is on file or of record in any jurisdiction in which such filing or recording is effective to perfect a Lien on such Collateral. No Collateral having a value individually or collectively in excess of $1,000,000 (other than Inventory in transit, Inventory in the possession of a carrier, warehouseman, or similar bailee or equipment absent for repair or replacement) is in the possession or control of any Person (other than a Loan Party or its employees or a Person with a Permitted Lien that is prior to that of the Administrative Agent) asserting any claim thereto or security interest therein, except that the Collateral Agent (on behalf of itself and the Credit Parties) or their respective designees, may have possession and/or control of Collateral as contemplated hereby and by the other Loan Documents.

Section 3.02 Validity, Perfection and Priority of Security Interests.

(a) The Security Interest constitutes a valid security interest under the UCC securing the Credit Obligations.

(b) When Uniform Commercial Code financing statements stating that the same covers “all assets of the Debtor”, “all personal property of the Debtor” or words of similar import or containing the description of Collateral set forth on Exhibit E hereto shall have been timely and properly filed in the offices specified in Schedule 4.01 hereto, the Security Interests will constitute a Requisite Priority Lien in all right, title and interest of such Loan Party in the Collateral to the extent that a security interest therein may be perfected by filing pursuant to the UCC, prior to all other Liens and right of others therein except for Permitted Liens.

(c) When each Patent and Trademark Agreement has been timely and properly filed with the United States Patent and Trademark Office and each Copyright Agreement has been filed with the United States Copyright Office, the Security Interest will constitute a Requisite Priority Lien in all right, title and interest of such Loan Party in the Recordable Intellectual Property therein described to the extent that a security interest therein may be perfected by such filing pursuant to applicable Law, prior to all other Liens and right of others therein except for Permitted Liens.

(d) When each Account Control Agreement has been executed and delivered to the First Lien Collateral Agent or the Collateral Agent, as applicable, in accordance with the terms of the Intercreditor Agreement, the Security Interest will constitute a Requisite Priority Lien in all right, title and interest of the Loan Parties in the Deposit Accounts and Securities Accounts, as applicable, subject thereto, prior to all other Liens other than Permitted Liens and rights of others therein and subject to no adverse claims except for Permitted Liens.

(e) When each consent substantially in the form of Exhibit D hereto has been executed and delivered to the Collateral Agent, the Security Interest will constitute a Requisite Priority Lien in all right, title and interest of such Loan Party in the Letter-of-Credit Rights referred to therein, prior to all other Liens other than Permitted Liens and rights of others therein.

(f) So long as such Loan Party is in compliance with the provisions of Section 4.13, the Security Interest will constitute a Requisite Priority Lien in all right, title and interest of such Loan Party in all Electronic Chattel Paper, prior to all other Liens other than Permitted Liens and rights of others therein.

The Security Interest created hereunder in favor of the Collateral Agent for the benefit of the Credit Parties is prior to all other Liens on the Collateral except for Permitted Liens having priority over the Collateral Agent’s Lien by operation of Law or otherwise as permitted under the Credit Agreement.

Section 3.03 Reserved.

Section 3.04 No Consents. No consent (other than consents previously obtained) of any other Person (including, without limitation, any stockholder or creditor of such Loan Party or any of its Subsidiaries) and no order, material consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any Governmental Authority is required to be obtained by such Loan Party in connection with the execution, delivery or performance of this Agreement, or in connection with the exercise of the rights and remedies of the Collateral Agent pursuant to this Agreement, except (i) as may be required to perfect (as described in Schedule 4.01 hereto) and maintain the perfection of the security interests created hereby, (ii) with respect to vehicles represented by a certificate of title, (iii) with respect to Receivables subject to the Federal Assignment of Claims Act or any similar state or local law, (iv) such consent, order, approval, license, authorization, validation, filing, recordation, registration or exemption obtained on or prior to the Closing Date, (v) in connection with the disposition of the Collateral by Laws affecting the offering and sale of securities generally or as described in Schedule 5.03 to the Credit Agreement, or (vi) under any Law (including the UCC) with respect to the exercise of remedies; provided, however, that (i) the registration of Copyrights in the United States Copyright Office may be required to obtain a security interest therein that is effective against subsequent transferees under United States Federal copyright Law and (ii) to the extent that recordation of the Security Interest in favor of the Collateral Agent in the United States Patent and Trademark Office or the United States Copyright Office is necessary to perfect such Security Interest or to render such Security Interest effective against subsequent third parties, such recordations will not have been made with respect to the items that are not Recordable Intellectual Property.

Section 3.05 Deposit and Securities Accounts. Schedule 3.05 hereto sets forth as of the date hereof a complete and correct list of each Loan Party’s Deposit Accounts and Securities Accounts, the name and address of the financial institution which maintains each such account and the purpose for which such account is used.

ARTICLE IV

COVENANTS

Each Loan Party covenants and agrees that until the Discharge of the Second Lien Credit Obligations (other than contingent indemnification obligations), such Loan Party will comply with the following:

Section 4.01 Certain Consents and Authorizations; Account Control Agreements. On or prior to the Closing Date, the Loan Parties shall authorize all filings and recordings specified in Schedule 4.01 hereto to be completed.

Section 4.02 Change of Name, Organizational Structure or Location; Subjection to Other Security Agreements. Such Loan Party will not change its name, organizational structure or location (determined as provided in Section 9-307 of the UCC) in any manner, in each case, unless it shall have given the Collateral Agent not less than 10 days prior notice thereof; provided, if notice is given less than ten (10) days prior thereto, it shall not be a breach hereof as long as the attachment and priority of the Security Interest granted hereby are not adversely affected solely as a result of such later notice. Such Loan Party shall not in any event change the location of any Collateral or its name, organizational structure or location (determined as provided in Section 9-307 of the UCC), or become bound, as provided in Section 9-203(d) of the UCC, by a security agreement entered into by another Person (except in connection with any Permitted Lien or as otherwise permitted under the Credit Agreement), if such change would cause the Security Interest in favor of the Collateral Agent in any Collateral to lapse or cease to be perfected unless such Loan Party has taken on or before the date of lapse all actions necessary to ensure that such Security Interest in the Collateral does not lapse or cease to be perfected.

Section 4.03 Further Actions. Such Loan Party will, from time to time at its expense and in such manner and form as the Collateral Agent may reasonably request, execute, deliver, file and record or authorize the recording of any financing statement, specific assignment, instrument, document, agreement or other paper and take any other reasonable action (including, without limitation, any filings of financing or continuation statements under the Uniform Commercial Code and any filings with the United States Patent and Trademark Office and the United States Copyright Office) that from time to time may be necessary under the UCC or with respect to Recordable Intellectual Property, or that the Collateral Agent may reasonably request, in order to create, preserve, perfect or maintain the Security Interest or to enable the Collateral Agent and the Credit Parties to exercise and enforce any of its rights, powers and remedies created hereunder or under applicable Law with respect to any of the Collateral subject in all cases to specific limitations contained in any Loan Document. Such Loan Party shall maintain the Security Interests as a Requisite Priority Lien (subject to Permitted Liens) and shall defend such security interests and such priority against the claims and demands of all Persons to the extent materially adverse to such Loan Party’s ownership rights or otherwise inconsistent with this Agreement or the other Loan Documents. To the extent permitted by applicable Law, such Loan Party hereby authorizes the Collateral Agent to execute and file, in the name of such Loan Party or otherwise and without separate authorization or authentication of such Loan Party appearing thereon, such Uniform Commercial Code financing statements or continuation statements as the Collateral Agent in its sole discretion may deem necessary or reasonably appropriate to further perfect or maintain the perfection of the Security Interest in favor of the Collateral Agent. Such Loan Party hereby authorizes the Collateral Agent to file financing and continuation statements describing as the Collateral covered thereby “all assets now owned or hereafter acquired by Debtor or in which Debtor otherwise has rights and all proceeds thereof” or words to similar effect, notwithstanding that such description may be broader in scope than the Collateral described in this Agreement. Such Loan Party agrees that, except to the extent that any filing office requires otherwise, a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement. The Loan Parties shall pay the costs of, or incidental to, any recording or filing of any financing or continuation statements or other assignment documents concerning the Collateral.

Section 4.04 Collateral in Possession of Other Persons. Upon the occurrence of and during an Event of Default and the receipt of written notice from the Collateral Agent, if any of such Loan Party’s Collateral having a value individually or collectively in excess of $1,000,000 (other than Inventory in transit, Inventory in the possession of a carrier or similar bailee and equipment absent for repair or replacement) is at any time in the possession or control of any warehouseman, vendor, bailee or any agents or processors of any Loan Party, such Loan

Party shall (i) notify such warehouseman, vendor, bailee, agent or processor of the Security Interest created hereby, (ii) instruct such warehouseman, vendor, bailee, agent or processor to hold all such Collateral for the First Lien Collateral Agent’s account or the Collateral Agent’s account, as applicable, in accordance with the terms of the Intercreditor Agreement and subject to the First Lien Collateral Agent’s instructions, or the Collateral Agent’s instructions, as applicable (iii) use commercially reasonable efforts (without incurring material obligations or foregoing material rights) to cause such warehouseman, vendor, bailee, agent or processor to authenticate a record acknowledging that it holds possession of such Collateral for the benefit of the First Lien Collateral Agent or the Collateral Agent, as applicable, subject to the terms of the Intercreditor Agreement and (iv) make such authenticated record available to the Collateral Agent. Such Loan Party agrees that if any warehouse receipt or receipt in the nature of a warehouse receipt is issued with respect to any of its Inventory, such Loan Party shall use commercially reasonable efforts to cause such warehouse receipt or receipt in the nature thereof not to be “negotiable” (as such term is used in Section 7-104 of the Uniform Commercial Code as in effect in any relevant jurisdiction or under other relevant Law).

Section 4.05 Reserved.

Section 4.06 Delivery of Instruments, Etc. Such Loan Party will promptly deliver each Instrument and each Certificated Security included as Collateral (other than (i) promissory notes having individually a face value not in excess of $1,000,000, (ii) Cash Equivalents held in an Exempt Deposit Account or Deposit Account or a Securities Account and subject to an effective Account Control Agreement as required by Section 4.12 hereof and (iii) Instruments or Certificated Securities received in connection with bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers in the ordinary course of business having individually a face value not in excess of $1,000,000 in the case of Instruments or Certificated Securities subject to this clause (iii) (the Instruments and Certificated Securities described in clauses (i), (ii) and (iii) above constituting “Excepted Instruments”)) to the First Lien Collateral Agent or the Collateral Agent, as applicable, in accordance with the terms of the Intercreditor Agreement, appropriately indorsed to the First Lien Collateral Agent or the Collateral Agent, as applicable; provided that so long as no Event of Default shall have occurred and be continuing, and except as required by any other Loan Document, such Loan Party may (unless otherwise provided in Section 2.05(b)) retain for collection in the ordinary course of business any checks, drafts and other Instruments received by it in the ordinary course of business and may retain any Collateral which it is otherwise entitled to receive and retain pursuant to Section 5.01 of the Pledge Agreement, and, to the extent in the possession of the Collateral Agent, the Collateral Agent shall promptly upon request of such Loan Party, make appropriate arrangements for making any other Instrument or Certificated Security pledged by such Loan Party available to it for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent deemed appropriate to the Collateral Agent, against trust receipt or like document).

Section 4.07 Notification to Account Debtors. Upon the occurrence and during the continuance of any Event of Default and if so requested by the Collateral Agent, such Loan Party will promptly notify (and such Loan Party hereby authorizes the Collateral Agent so to notify after the occurrence and during the continuance of any Event of Default under Section 8.01(a) or 8.01(f) of the Credit Agreement or any other Event of Default which has resulted in the Administrative Agent or the Collateral Agent exercising any of its rights under Section 8.02 of the Credit Agreement) each Account Debtor in respect of any Receivable that such Collateral has been assigned to the First Lien Collateral Agent for the benefit of the First Lien Finance Parties or the Collateral Agent for the benefit of the Credit Parties, as applicable, in accordance with the terms of the Intercreditor Agreement, and that any payments due or to become due in respect of such Collateral are to be made directly to the First Lien Collateral Agent or any other designee on its behalf or the Collateral Agent, as applicable, in accordance with the terms of the Intercreditor Agreement.

Section 4.08 Disposition of Collateral. Such Loan Party will not sell, lease, exchange, license, assign or otherwise dispose of, or grant any option with respect to, any Collateral or create or suffer to exist any Lien (other than the Security Interest and other Permitted Liens) on any Collateral except as permitted under this Agreement, the Credit Agreement or any other Loan Document, whereupon, in the case of any such sale, lease, exchange, license, assignment or disposition, the Security Interest created hereby in such Collateral (but not in any Proceeds arising from such sale, lease, exchange, license, assignment or disposition) shall automatically terminate and cease immediately without any further action on the part of the Collateral Agent, and the Collateral Agent, upon the request of any Loan Party and at the Loan Parties’ expense, execute and deliver any documentation reasonably necessary to evidence such termination.

Section 4.09 Insurance. The Borrower shall use commercially reasonable efforts so that each insurance policy provides for coverage to the Collateral Agent for the benefit of the Credit Parties regardless of the breach by such Loan Party of any warranty or representation made therein, not be subject to co-insurance, and provides that no cancellation, termination or material modification thereof (other than to increase coverage) shall be effective until at least 30 days (10 days if the Company has defaulted in making payment to such insurance provider) after receipt by the Collateral Agent of notice thereof; except as otherwise agreed by the Administrative Agent. Such Loan Party hereby appoints the Collateral Agent as its attorney-in-fact, effective during the continuance of an Event of Default, to make proof of loss, claims for insurance and adjustments with insurers, and to execute or endorse all documents, checks or drafts in connection with payments made as a result of any insurance policies.

Such Loan Party assumes all liability and responsibility in connection with the Collateral acquired by it and the liability of such Loan Party to pay the Credit Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to such Loan Party.

Section 4.10 Reserved

Section 4.11 Covenants Regarding Intellectual Property. Except where the failure to take the actions described in subparagraphs (a), (b), (c), (d), (e), (f), (h) and (i) below would not reasonably be expected to have a Material Adverse Effect:

(a) Such Loan Party (either itself or through licensees) will, for each Patent take commercially reasonable actions that it determines are necessary in accordance with the exercise of its business discretion to, not do any act, or knowingly omit to do any act, whereby any Patent may become invalidated or dedicated to the public (except where the Loan Party has determined in its reasonable business judgment that such Patent is no longer reasonably necessary to the business of the Group Company), and shall take commercially reasonable actions that it determines are necessary in accordance with the exercise of its business discretion to continue to mark any products covered by a Patent with the relevant patent number or indication that a Patent is pending as required by the patent Laws.

(b) Such Loan Party (either itself or, if permitted by Law, through its licensees or its sublicensees) will, for each Trademark take commercially reasonable actions that it determines are necessary in accordance with the exercise of its business discretion to, (i) maintain such Trademark in full force free from any claim of abandonment or invalidity from non-use, material alteration, naked licensing or genericide except where the Loan Party has determined in its reasonable business judgment that such Trademark is no longer reasonably necessary to the business of the Group Company, (ii) maintain the quality of products and services offered under such Trademark in a manner substantially consistent with or better than the quality of such products and services as of the date hereof, (iii) display such Trademark with proper notice, including notice of federal registration to the extent permitted by applicable Law, (iv) not knowingly use or knowingly permit the use of such Trademark in violation of any third party rights, (v) not permit any assignment in gross of such Trademark and (vi) allow the Collateral Agent and its designees to inspect such Loan Party’s premises and to examine and observe such Loan Party’s books, records and operations regarding ownership, licensing and income from such Trademarks in accordance with Section 6.10 of the Credit Agreement.

(c) Such Loan Party (either itself or through licensees) will take commercially reasonable actions that it determines are necessary in accordance with the exercise of its business discretion for each work covered by a Copyright material to the conduct of its business, continue to publish, reproduce, display, adopt and distribute the work with appropriate copyright notice.

(d) Reserved.

(e) Such Loan Party will take commercially reasonable actions that it determines are necessary in accordance with the exercise of its business discretion to file, maintain and pursue each material application relating to the Patents, Trademarks and/or Copyrights (and to obtain the relevant grant or registration) and to preserve and maintain all common Law rights in any Trademarks and each registration of the Patents, Trademarks and Copyrights in each instance which are material to the conduct of its business, including filing and paying fees for applications for renewal, reissues, divisions, continuations, continuations-in-part, affidavits of use, affidavits of incontestability and maintenance, and, unless such Loan Party shall determine in accordance with the exercise of its business discretion that any such action would be commercially unreasonable, to initiate opposition, interference, reexamination and cancellation proceedings against third parties.

(f) Reserved.

(g) Within the time period specified in Section 6.02(g) and 6.12(a) of the Credit Agreement, each Loan Party will (i) inform the Collateral Agent of all applications for Patents, Trademarks or Copyrights filed, acquired or registrations issued during such fiscal quarter by such Loan Party or by any agent, employee, licensee or delegate on its behalf with the United States Patent and Trademark Office or the United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof and (ii) upon request of the Collateral Agent, execute any and all agreements, instruments, documents and papers as the Collateral Agent may request to evidence the Security Interests in such application, any resulting Patent, Trademark or Copyright and the goodwill or accounts and general intangibles of such Loan Party relating thereto or represented thereby, and such Loan Party hereby appoints the Collateral Agent its attorney-in-fact to execute and file such writings for the foregoing purposes.

(h) Upon and during the continuance of an Event of Default and upon receipt of written notice from the Collateral Agent, as to all material Licenses (excluding non-exclusive Licenses of Software) entered into after the date hereof which are not Excluded Contracts with any third party licensor, such Loan Party will use commercially reasonable and good faith efforts to obtain all requisite consents or approvals by the licensor to effect the assignment of all of such Loan Party’s right, title and interest thereunder to the First Lien Collateral Agent or its designee, or the Collateral Agent, or its designee, as applicable, in accordance with the terms of the Intercreditor Agreement,j and to effect the sub-license contemplated under Section 5.03(e), and such Loan Party shall provide prompt written notice to the Collateral Agent upon failure to obtain any such consent or approval.

(i) Such Loan Party shall take all actions (and cause all other Persons, including licensees, to the extent such other Persons are subject to its control) which are necessary to protect, preserve and maintain the validity, priority, perfection or enforcement of the rights granted to the Collateral Agent under this Agreement and give the Collateral Agent notice in accordance with Section 6.02(d) of the Credit Agreement, such Loan Party shall obtain rights to any Trademarks, Patents or Copyrights (subject to the time periods specified in Section 4.11(g), as applicable), or enter into any new license agreements regarding any of the foregoing, and such Loan Party hereby agrees that the provisions of this Agreement shall automatically apply thereto except were prohibited thereby pursuant to a valid and enforceable restriction or Law. Such Loan Party will use commercially reasonable efforts determined in accordance with its business discretion so as not to permit the inclusion in any contract or agreement governing or relating to any Trademarks, Patents or Copyrights obtained after the date hereof or any license agreements entered into after the date hereof relating to any of the foregoing of any provisions that could or might in any way impair or prevent the creation of a security interest in, or the assignment of, such Loan Party’s rights and interests therein, as contemplated by Sections 2.01 and 2.02 hereof. Such Loan Party will, upon request of the Collateral Agent, execute any and all agreements, instruments, documents and papers as the Collateral Agent may request to evidence the Security Interest hereunder in any Patent, Trademark or Copyright (or application therefor) and the goodwill or accounts and general intangibles of such Loan Party relating thereto or represented thereby, and such Loan Party hereby appoints the Collateral Agent its attorney-in-fact to execute and file such writings for the foregoing purposes.

Section 4.12 Deposit Accounts and Securities Accounts. Except as expressly contemplated by Section 4.01 hereof, no Loan Party shall establish after the date hereof or permit to exist any Deposit Account (other than Exempt Deposit Accounts) or any Securities Account (except any such account constituting Collateral Accounts) without promptly delivering to the First Lien Collateral Agent or the Collateral Agent, as applicable, in accordance with the terms of the Intercreditor Agreement, a fully executed Account Control Agreement with respect to such account unless otherwise agreed to by the First Lien Collateral Agent or the Collateral Agent, as applicable, in accordance with the terms of the Intercreditor Agreement, in writing.

Section 4.13 Electronic Chattel Paper. At the reasonable request of the Collateral Agent, such Loan Party shall create, store and otherwise maintain all records comprising Electronic Chattel Paper in a manner such that: (i) a single authoritative copy of each such record exists which is unique, identifiable and, except as provided in clause (iv) below, unalterable, (ii) the authoritative copy of each such record shall identify the Collateral Agent as assignees thereof, (iii) the authoritative copy of each such record is communicated to and maintained by the First Lien Collateral Agent or its designee, or the Collateral Agent or its designee, as applicable, in accordance with the terms of the Intercreditor Agreement, (iv) copies or revisions that add or change any assignees of such record can be made only with the participation of the Collateral Agent, (v) each copy (other than the authoritative copy) of such record is readily identifiable as a copy and (vi) any revision of the authoritative copy of such record is readily identifiable as an authorized or unauthorized revision.

Section 4.14 Claims. In the event any Claim constituting a commercial tort claim in excess of $500,000 arises and becomes known after the date hereof by a Responsible Officer, the applicable Loan Party will deliver to the Collateral Agent a supplement to Schedule 1.03(a) hereto describing such Claim and expressly subjecting such Claim, all Judgments and/or Settlements with respect thereto and all Proceeds thereof to the Security Interest hereunder.

Section 4.15 Letter-of-Credit Rights. If any Letter-of-Credit Rights are hereafter acquired by any Loan Party, the applicable Loan Party will deliver or cause to be delivered to the First Lien Collateral Agent or the Collateral Agent, as applicable, in accordance with the terms of the Intercreditor Agreement, a fully executed consent with respect thereto substantially in the form of Exhibit D hereto or in such other form as shall be reasonably acceptable to the First Lien Collateral Agent or the Collateral Agent, as applicable, in accordance with the Intercreditor Agreement. Absent the occurrence and continuance of an Event of Default, the provisions of this Section 4.15 shall not apply to (i) Letter of Credit Rights arising in respect of letters of credit having a face or stated amount of less than $1,000,000 or (ii) letters of credit in respect of which a Loan Party, after using commercially reasonable efforts, fails to obtain from the issuer of such letter of credit the consent contemplated by the preceding sentence.

ARTICLE V

GENERAL AUTHORITY; REMEDIES

Section 5.01 General Authority. Until the Discharge of Second Lien Credit Obligations (other than contingent indemnification obligations) or in respect of any Loan Party that ceases to be a Guarantor as permitted under the Credit Agreement, until the time such Loan Party is released and the Security Interests granted hereby are terminated, each Loan Party hereby appoints the Collateral Agent and any officer or agent thereof as its true and lawful attorney-in-fact, with full power of substitution, in the name of such Loan Party, the Collateral Agent, the Credit Parties or otherwise, for the sole use and benefit of the Collateral Agent and the Credit Parties, but at such Loan Party’s expense, to the extent permitted by Law and subject to the terms of the Intercreditor Agreement, to exercise at any time and from time to time while an Event of Default has occurred and is continuing, after notice to the Loan Parties, all or any of the following powers with respect to all or any of the Collateral:

(i) to take any and all reasonably appropriate action and to execute any and all documents and instruments which may be necessary to carry out the terms of this Agreement;

(ii) to receive, take, indorse, assign and deliver any and all checks, notes, drafts, acceptances, documents and other negotiable and non-negotiable Instruments taken or received by such Loan Party as, or in connection with, the Collateral;

(iii) to accelerate any Receivable which may be accelerated in accordance with its terms, and to otherwise demand, sue for, collect, receive and give acquittance for any and all monies due or to become due on or by virtue of any Collateral;

(iv) to commence, settle, compromise, compound, prosecute, defend or adjust any Claim, suit, action or proceeding with respect to, or in connection with, the Collateral;

(v) to sell, transfer, assign or otherwise deal in or with the Collateral or the Proceeds or avails thereof, including, without limitation, for the implementation of any assignment, lease, License, sublicense, grant of option, sale or other disposition of any Patent, Trademark, Copyright or Software or any action related thereto, as fully and effectually as if the Collateral Agent were the absolute owner thereof;

(vi) to extend the time of payment of any or all of the Collateral and to make any allowance and other adjustments with respect thereto; and

(vii) to do, at its option, but at the expense of the Loan Parties, at any time or from time to time, all acts and things which the Collateral Agent deems reasonably necessary to protect or preserve the Collateral and to realize upon the Collateral.

Section 5.02 Authority of the Collateral Agent. Each Loan Party acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by it or them or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as among the Collateral Agent and the other Credit Parties, be governed by the Credit Agreement, the Intercreditor Agreement, and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent, on the one hand, and the Loan Parties on the other, the Collateral Agent shall be conclusively presumed to be acting as agent for the other Credit Parties it represents as collateral agent with full and valid authority so to act or refrain from acting, and no Loan Party shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

Section 5.03 Remedies upon Event of Default. Subject, in each case, to the terms of the Intercreditor Agreement:

(a) If any Event of Default has occurred and is continuing, the Collateral Agent, upon being instructed to do so by the Required Lenders after notice to the Loan Parties, may, in addition to all other rights and remedies granted to it in this Agreement and in any other agreement securing, evidencing or relating to the Credit Obligations (including without limitation, the right to give or cause the Collateral Agent to give instructions or a notice of sole control under an Account Control Agreement, it being understood and agreed by the Loan Parties and the Collateral Agent that, notwithstanding the provisions of any Account Control Agreement, the Collateral Agent will not give a notice of exclusive control under an Account Control Agreement or other similar instruction except after the occurrence and during the continuance of an Event of Default): (i) exercise on behalf of the Credit Parties all rights and remedies of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) and, in addition, (ii) without demand of performance or other demand or notice of any kind (except as herein provided or as may be required by mandatory provisions of Law) to or upon any Loan Party or any other Person (all of which demands and/or notices are hereby waived by each Loan Party), (A) withdraw all cash and Liquid Investments in the Collateral Accounts and apply such cash and Liquid Investments and other cash, if any, then held by it as Collateral as specified in Section 5.05 hereof, (B) give notice and take sole possession and control of all amounts on deposit in or credited to any Deposit Account or Securities Account pursuant to the related Account Control Agreement and apply all such funds as specified in Section 5.05 and (C) if there shall be no such cash, Liquid Investments or other amounts or if such cash, Liquid Investments and other amounts shall be insufficient to pay all the Credit Obligations in full or cannot be so applied for any reason or if the Collateral Agent determines to do so, collect, receive, appropriate and realize upon the Collateral and/or sell, assign, give an option or options to purchase or otherwise dispose of and deliver the Collateral (or contract to do so) or any part thereof at public or private sale, at any office of the Collateral Agent or elsewhere in such manner as is commercially reasonable and as the Collateral Agent may deem best, for cash, on credit or for future delivery, without assumption of any credit risk and at such price or prices as the Collateral Agent may deem reasonably satisfactory.

(b) If any Event of Default has occurred and is continuing, the Collateral Agent shall give each Loan Party not less than 10 days prior notice of the time and place of any sale or other intended disposition of any of the Collateral, except any Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market. Any such notice shall (i) in the case of a public sale, state the time and place fixed for such sale, (ii) in the case of a private sale, state the day after which such sale may be consummated, (iii) contain the information specified in Section 9-613 of the UCC, (iv) be authenticated and (v) be sent to the parties required to be notified pursuant to Section 9-611(c) of the UCC; provided that, if the Collateral Agent fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of Law under the UCC. The Collateral Agent and each Loan Party agree that such notice constitutes reasonable notification within the meaning of Section 9-611 of the UCC. Except as otherwise provided herein, each Loan Party hereby waives, to the extent permitted by applicable Law, notice and judicial hearing in connection with the Collateral Agent’s taking possession or disposition of any of the Collateral.

(c) The Collateral Agent or any Credit Party may be the purchaser of any or all of the Collateral so sold at any public sale (or, if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations, at any private sale). Each Loan Party will execute and deliver such documents and take such other action reasonably necessary in order that any such sale may be made in compliance with Law. Upon any such sale, the Collateral Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold. Each purchaser at any such sale shall hold the Collateral so sold to it absolutely and free from any claim or right of whatsoever kind. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix in the notice of such sale. At any such sale, the Collateral may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may determine. The Collateral Agent shall not be obligated to make any such sale pursuant to any such notice. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned without further notice. In the case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the selling price is paid by the purchaser thereof, but the Collateral Agent shall not incur any liability in the case of the failure of such purchaser to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may again be sold upon like notice.

(d) For the purpose of enforcing any and all rights and remedies under this Agreement, the Collateral Agent may, if any Event of Default has occurred and is continuing, (i) require each Loan Party to, and each Loan Party agrees that it will, at its expense and upon the request of the Collateral Agent, forthwith assemble, store and keep all or any part of the Collateral as directed by the Collateral Agent and make it available at a place designated by the Collateral Agent which is, in the Collateral Agent’s opinion, reasonably convenient to the Collateral Agent and such Loan Party, whether at the premises of such Loan Party or otherwise, it being understood that such Loan Party’s obligation so to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by such Loan Party of such obligation; (ii) to the extent permitted by applicable Law, enter, with or without process of Law and without breach of the peace, any premise where any of the Collateral is or may be located, and without charge or liability to any Loan Party, seize and remove such Collateral from such premises; (iii) have access to and use such Loan Party’s books and records relating to the Collateral; and (iv) prior to the disposition of the Collateral, store or transfer it without charge in or by means of any storage or transportation facility owned or leased by such Loan Party, process, repair or recondition it or otherwise prepare it for disposition in any manner and to the extent the Collateral Agent deems appropriate and, in connection with such preparation and disposition, use without charge any Intellectual Property or technical process used by such Loan Party. The Collateral Agent may also render any or all of the Collateral unusable at any Loan Party’s premises and may dispose of such Collateral on such premises without liability for rent or costs.

(e) Without limiting the generality of the foregoing, if any Event of Default has occurred and is continuing:

(i) the Collateral Agent may after notice to the Loan Parties, subject to the express terms of any valid and enforceable restriction in favor of a Person who is not a Group Company prohibit, or require any consent or establish any other condition for, an assignment thereof, license, or sublicense, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, of any Patents, Trademarks, Copyrights, or other Intellectual Property included in the Collateral throughout the world for such term or terms, on such conditions and in such manner as the Collateral Agent shall in its sole discretion determine;

(ii) the Collateral Agent may after notice to the Loan Parties (without assuming any obligations or liability thereunder), at any time and from time to time, enforce (and shall have the exclusive right to enforce) against any Licensee or sublicensee all rights and remedies of any Loan Party in, to and under any License and take or refrain from taking any action under any provision thereof, and each Loan Party hereby releases the Collateral Agent and each of the Credit Parties from, and agrees to hold the Collateral Agent and each of the Credit Parties free and harmless from and against any claims arising out of, any lawful action so taken or omitted to be taken with respect thereto;

(iii) upon request by the Collateral Agent, each Loan Party will use its commercially reasonable efforts to obtain all requisite consents or approvals by the licensor or sublicensor of each License to effect the assignment of all of such Loan Party’s right, title and interest thereunder to the Collateral Agent or its designee and will execute and deliver to the Collateral Agent a power of attorney, in form and substance reasonably satisfactory to the Collateral Agent, for the implementation of any lease, assignment, License, sublicense, grant of option, sale or other disposition of a Patent, Trademark or Copyright; and

(iv) the Collateral Agent may direct any Loan Party to refrain, in which event each such Loan Party shall refrain, from using or practicing any Trademark, Patent or Copyright in any manner whatsoever, directly or indirectly, and shall, if requested by the Collateral Agent, change such Loan Party’s name to eliminate therefrom any use of any Trademark and will execute such other and further documents as the Collateral Agent may request to further confirm this change and transfer ownership of the Trademarks, Patents, Copyrights and registrations and any pending applications therefor to the Collateral Agent.

(f) Reserved.

(g) If any Event of Default has occurred and is continuing, the Collateral Agent, instead of exercising the power of sale conferred upon it pursuant to this Section 5.03, may proceed by a suit or suits at Law or in equity to foreclose the Security Interest and sell the Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction, and may in addition institute and maintain such suits and proceedings as the Collateral Agent may deem appropriate to protect and enforce the rights vested in it by this Agreement.

(h) If any Event of Default has occurred and is continuing, the Collateral Agent shall, to the extent permitted by applicable Law, without notice to any Loan Party or any party claiming through any Loan Party, without regard to the solvency or insolvency at such time of any Person then liable for the payment of any of the Credit Obligations, without regard to the then value of the Collateral and without requiring any bond from any complainant in such proceedings, be entitled as a matter of right to the appointment of a receiver or receivers of the Collateral or any part thereof, and of the profits, revenues and other income thereof, pending such proceedings, with such powers as the court making such appointment shall confer, and to the entry of an order directing that the profits, revenues and other income of the property constituting the whole or any part of the Collateral be segregated, sequestered and impounded for the benefit of the Collateral Agent and the Credit Parties, and each Loan Party irrevocably consents to the appointment of such receiver or receivers and to the entry of such order.

(i) If any Event of Default has occurred and is continuing, each Loan Party agrees, to the extent it may lawfully do so, that it will not at any time in any manner whatsoever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, moratorium, turnover or redemption Law, or any Law permitting it to direct the order in which the Collateral shall be sold, now or at any time hereafter in force which may delay, prevent or otherwise affect the performance or enforcement of this Agreement, and each Loan Party hereby waives all benefit or advantage of all such Laws. Each Loan Party covenants that it will not hinder, delay or impede the execution of any power granted to the Collateral Agent, the Administrative Agent or any other Credit Party in any Loan Document.

(j) If any Event of Default has occurred and is continuing, each Loan Party, to the extent it may lawfully do so, on behalf of itself and all who claim through or under it, including, without limitation, any and all subsequent creditors, vendees, assignees and lienors, waives and releases all rights to demand or to have any marshalling of the Collateral upon any sale, whether made under any power of sale granted herein or pursuant to judicial proceedings or under any foreclosure or any enforcement of this Agreement, and consents and agrees that all of the Collateral may at any such sale be offered and sold as an entirety.

(k) If any Event of Default has occurred and is continuing, each Loan Party waives, to the extent permitted by Law, presentment, demand, protest and any notice of any kind (except the notices expressly required hereunder or in the other Loan Documents) in connection with this Agreement and any action taken by the Collateral Agent with respect to the Collateral.

(l) Notwithstanding anything to the contrary in this Agreement, the exercise of remedies under this Agreement by the Collateral Agent upon the occurrence and during the continuance of an Event of Default shall be subject to Section 8.02(e) of the Credit Agreement.

Section 5.04 Limitation on Duty of the Collateral Agent in Respect of Collateral. Beyond the exercise of reasonable care in the custody thereof, neither the Collateral

Agent, nor any Credit Party shall have any duty to exercise any rights or take any steps to preserve the rights of any Loan Party in the Collateral in its or their possession or control or in the possession or control of any agent or bailee or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto, nor shall the Collateral Agent or any Credit Party be liable to any Loan Party or any other Person for failure to meet any obligation imposed by Section 9-207 of the UCC or any successor provision. Each Loan Party agrees to the extent it may lawfully do so that the Collateral Agent shall not at any time be required to, nor shall the Collateral Agent be liable to any Loan Party for any failure to, account separately to any Loan Party for amounts received or applied by the Collateral Agent from time to time in respect of the Collateral pursuant to the terms of this Agreement. Without limiting the foregoing, the Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property, and shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by the Collateral Agent in good faith absent gross negligence or willful misconduct.

Section 5.05 Application of Proceeds.

(a) Priority of Distributions. The proceeds of any sale by the Collateral Agent of, or other realization upon, all or any part of the Collateral and any cash held in the Collateral Accounts or otherwise by the Collateral Agent or any nominee or custodian thereof shall be paid over to the Administrative Agent for application as provided in the Credit Agreement, subject in all cases to the priorities set forth in Section 8.03 of the Credit Agreement. The Collateral Agent may make distributions hereunder in cash or in kind or, on a ratable basis, in any combination thereof.

(b) [Intentionally Omitted].

(c) Reliance by the Collateral Agent. For purposes of applying payments received in accordance with this Section 5.05, the Collateral Agent shall be entitled to rely upon (i) the Administrative Agent under the Credit Agreement for a determination of the outstanding Credit Obligations owed to the Credit Parties, and shall have no liability to any Loan Party or any other Credit Party for actions taken in reliance on such information except in the case of its gross negligence, bad faith or willful misconduct. All distributions made by the Collateral Agent pursuant to this Section shall be presumptively correct (except in the event of manifest error, gross negligence or willful misconduct), and the Collateral Agent shall have no duty to inquire as to the application by the Credit Parties of any amounts distributed to them.

(d) Deficiencies. It is understood that the Loan Parties shall remain liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the amount of the Credit Obligations.

ARTICLE VI

COLLATERAL AGENT

Section 6.01 Concerning the Collateral Agent. The provisions of Article IX of the Credit Agreement shall inure to the benefit of the Collateral Agent in respect of this Agreement and shall be binding upon all Loan Parties and all Credit Parties and upon the parties hereto in such respect. In furtherance and not in derogation of the rights, privileges and immunities of the Collateral Agent therein set forth:

(i) The Collateral Agent is authorized to take all such actions as are provided to be taken by it as Collateral Agent hereunder and all other action reasonably incidental thereto. As to any matters not expressly provided for herein (including, without limitation, the timing and methods of realization upon the Collateral), the Collateral Agent shall act or refrain from acting in accordance with written instructions from the Required Lenders or, in the absence of such instructions or provisions, in accordance with its discretion.

(ii) The Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Security Interest created hereunder in any of the Collateral, whether impaired by operation of Law or by reason of any action or omission to act on its part hereunder unless such action or omission constitutes gross negligence or willful misconduct. The Collateral Agent shall not have a duty to ascertain or inquire as to the performance or observance of any of the terms of this Agreement by any Loan Party.

Section 6.02 Appointment of Co-Collateral Agent. At any time or times, in order to comply with any legal requirement in any jurisdiction or otherwise, the Collateral Agent may in consultation with the Borrower and, unless an Event of Default shall have occurred and be continuing, with the consent of the Borrower (not to be unreasonably withheld or delayed) appoint another bank or trust company or one or more other persons, either to act as co-agent or co-agents, jointly with the Collateral Agent, or to act as separate agent or agents on behalf of the Credit Parties with such power and authority as may be necessary for the effectual operation of the provisions hereof and may be specified in the instrument of appointment (which may, in the discretion of the Collateral Agent, include provisions for the protection of such co-agent or separate agent similar to the provisions of Section 6.01). Notwithstanding any such appointment but only to the extent not inconsistent with such legal requirements or, in the reasonable judgment of the Collateral Agent, not unduly burdensome to it or any such co-agent, each Loan Party shall, so long as no Event of Default shall have occurred and be continuing, be entitled to deal solely and directly with the Collateral Agent rather than any such co-agent in connection with the Collateral Agent’s rights and obligations under this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Notices.

(a) Unless otherwise expressly provided herein, all notices, and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or (subject to subsection (b) below) electronic mail address specified for notices: (i) in the case of any Subsidiary Guarantor, as set forth in Section 5.01 of the Guaranty; (ii) in the case of Holdings, the Borrower, the Administrative Agent or any Lender, as specified in or pursuant to Section 10.02 of the Credit Agreement; (iii) in the case of the Collateral Agent, as set forth in the signature pages hereto; or (iv) in the case of any party, at such other address as shall be designated by such party in a notice to the Collateral Agent and each other party hereto. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of: (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile transmission, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (b) below), when delivered. Rejection or refusal to accept, or the inability to deliver because of a changed address of which no notice was given, shall not affect the validity of notice given in accordance with this Section.

(b) Except as expressly provided herein or as may be agreed by the Administrative Agent in its sole discretion, electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, to distribute executed Loan Documents in Adobe PDF format and may not be used for any other purpose.

Section 7.02 No Waivers; Non-Exclusive Remedies. No failure or delay on the part of the Collateral Agent or any Credit Party to exercise, no course of dealing with respect to, and no delay in exercising, any right, power or privilege under this Agreement or any other Loan Document or any other document or agreement contemplated hereby or thereby and no course of dealing between the Collateral Agent or any Credit Party and any of the Loan Parties shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or privilege hereunder or under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein and in the other Loan Documents are cumulative and are not exclusive of any other remedies provided by Law. Without limiting the foregoing, nothing in this Agreement shall impair the right of any Credit Party to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of any Loan Party other than its indebtedness under the Loan Documents. Each Loan Party agrees, to the fullest extent it may effectively do so under applicable law, that any holder, as to which the identity is disclosed, of a participation in a Credit Obligation, whether or not acquired pursuant to the terms of any applicable Loan Document, may exercise rights of set-off or counterclaim or other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Loan Party in the amount of such participation.

Section 7.03 Compensation and Expenses of the Collateral Agent; Indemnification.

(a) Expenses and Indemnification. The Loan Parties agree that the Administrative Agent and Collateral Agent are each entitled to (i) reimbursement of its expenses incurred hereunder and (ii) certain indemnifications, each as provided for and in accordance with Section 10.04 of the Credit Agreement.

(b) Protection of Collateral. If any Loan Party fails to comply with the provisions of any Loan Document, such that the value of any Collateral or the validity, perfection, rank or value of the Security Interest is thereby materially diminished or potentially diminished in a material respect or put at material risk, the Collateral Agent may, but shall not be required to, effect such compliance on behalf of such Loan Party, and the Loan Parties shall reimburse the Collateral Agent for the out-of-pocket costs thereof within ten (10) Business Days of demand. All insurance expenses and all expenses of protecting, storing, warehousing, appraising, handling, maintaining and shipping the Collateral, any and all excise, property, sales and use taxes imposed by any state, federal or local authority on any of the Collateral, or in respect of periodic appraisals and inspections of the Collateral, or in respect of the sale or other disposition thereof shall be borne and paid by the Loan Parties. If any Loan Party fails to promptly pay any portion thereof when due, the Collateral Agent may, at its option, but shall not be required to, pay the same and charge the Loan Parties’ account therefor, and the Loan Parties agree to reimburse the Collateral Agent therefor on demand. All sums so paid or incurred by the Collateral Agent for any of the foregoing and any and all other sums for which any Loan Party may become liable hereunder and all costs and expenses (including attorneys’ fees, legal expenses and court costs) reasonably incurred by the Collateral Agent in enforcing or protecting the Security Interest or any of its rights or remedies under this Agreement, shall, together with interest thereon until paid at the rate applicable to Loans, be additional Credit Obligations hereunder.

(c) Contribution. If and to the extent that the obligations of any Loan Party under this Section 7.03 are unenforceable for any reason, each Loan Party hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable Law.

(d) Expenses. Notwithstanding anything to the contrary herein, the Loan Parties shall not be required to pay the fees and expenses of third party advisors to the Administrative Agent or Collateral Agent (which shall not include counsel) retained without consent of the applicable Loan Party (such consent not to be unreasonably withheld or delayed) or more than one counsel (plus local and special counsel).

Section 7.04 Enforcement. The Credit Parties agree that this Agreement may be enforced (subject to the terms of the Intercreditor Agreement) only by the action of the Collateral Agent, acting upon the instructions of the Required Lenders and that no other Credit Party shall have any right individually to seek to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Collateral Agent for the benefit of the Credit Parties upon the terms of this Agreement and the other Loan Documents.

Section 7.05 Amendments and Waivers. Any provision of this Agreement may be amended, changed, discharged, terminated or waived if, but only if, such amendment or waiver is in accordance with the Intercreditor Agreement and in writing and is signed by each

Loan Party directly affected by such amendment, change, discharge, termination or waiver (it being understood that the addition or release of any Loan Party hereunder shall not constitute an amendment, change, discharge, termination or waiver affecting any Loan Party other than the Loan Party so added or released and it being further understood and agreed that any supplement to Schedule 1.03(a) delivered pursuant to Section 4.14 shall not require the consent of any Loan Party) and the Collateral Agent (with the consent of the Required Lenders to the extent required by Section 10.01 of the Credit Agreement or such lesser amount of the Lenders if any as may be specified therein), at all times prior to the time on which all Credit Obligations have been paid in full (other than contingent indemnification obligations) and all Commitments with respect thereto have been terminated; provided, however, that no such amendment, change, discharge, termination or waiver shall be made to Section 5.05 hereof or this Section 7.05 without the consent of each Credit Party adversely affected thereby except to the extent expressly provided in the Credit Agreement; provided further, that no consent shall be required in connection with any automatic termination or release in accordance with Section 7.11 hereof.

Section 7.06 Successors and Assigns. This Agreement shall be binding upon each of the parties hereto and inure to the benefit of the Collateral Agent, the Credit Parties and their respective successors and permitted assigns. In the event of an assignment of all or any of the Credit Obligations, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. No Loan Party shall assign or delegate any of its rights and duties hereunder without the prior written consent of the Required Lenders or all of the Lenders as provided in Section 10.01 of the Credit Agreement.

Section 7.07 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, EXCEPT AS OTHERWISE REQUIRED BY MANDATORY PROVISIONS OF LAW AND EXCEPT TO THE EXTENT THAT REMEDIES PROVIDED BY THE LAWS OF ANY JURISDICTIONS OTHER THAN NEW YORK ARE GOVERNED BY THE LAWS OF SUCH JURISDICTIONS.

Section 7.08 Limitation of Law; Severability.

(a) All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of Law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of Law which may be controlling and be limited to the extent necessary so that they will not render this Agreement invalid, unenforceable in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable Law.

(b) If any provision hereof is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by Law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Collateral Agent and the Credit Parties in order to carry out the intentions of the parties hereto as nearly as may be possible, and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provisions in any other jurisdiction.

Section 7.09 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective with respect to each Loan Party when the Collateral Agent shall receive counterparts hereof executed by itself and such Loan Party. This Agreement may be transmitted and/or signed by facsimile or Adobe PDF file and if so transmitted or signed, shall, subject to requirements of Law, have the same force and effect as a manually signed original and shall be binding on the Loan Parties and the Collateral Agent.

Section 7.10 Additional Loan Parties. It is understood and agreed that any Subsidiary of Holdings that is required by any Loan Document to execute a counterpart of this Agreement after the date hereof shall automatically become a Loan Party hereunder with the same force and effect as if originally named as a Loan Party hereunder by executing an Accession Agreement or other form reasonably acceptable to such subsidiary and the Collateral Agent. Concurrently with the execution and delivery of such instrument of accession or joinder, such Subsidiary shall take all such actions and deliver to the Collateral Agent all such documents and agreements as such Subsidiary would have been required to deliver to the Collateral Agent on or prior to the date of this Agreement had such Subsidiary been a party hereto on the date of this Agreement. Such additional materials shall include, among other things, supplements to Schedules 1.03(a), 3.05 and 4.01 hereto (which Schedules shall thereupon automatically be amended and supplemented to include all information contained in such supplements) such that, after giving effect to the joinder of such Subsidiary, each of Schedules 1.03(a), 3.05 and 4.01 hereto is true, complete and correct in all material respects with respect to such Subsidiary as of the effective date of such accession or joinder. The execution and delivery of any such instrument of accession or joinder, and the amendment and supplementation of the Schedules hereto as provided in the immediately preceding sentence, shall not require the consent of any other Loan Party hereunder. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a party to this Agreement.

Section 7.11 Termination and Release.

(a) Upon the Discharge of Second Lien Credit Obligations (other than contingent indemnification obligations), the Security Interest created hereunder in favor of the Collateral Agent shall automatically terminate and be released.

(b) Any Subsidiary that is a Loan Party shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Subsidiary shall be automatically released upon (i) the consummation of any transaction permitted by the Credit Agreement (or consented to in writing pursuant to Section 10.01 of the Credit Agreement) as a result of which such Subsidiary ceases to be a Subsidiary of Holdings.

(c) Upon any sale, transfer or other disposition by any Loan Party of Collateral that is permitted under the Credit Agreement (other than to another Loan Party), or upon the effectiveness of any written consent to the release of Security Interest granted hereby in any Collateral pursuant to Section 10.01 of the Credit Agreement, the Security Interest of the Collateral Agent in such Collateral and any other security interests granted hereby in such Collateral shall be automatically released.

(d) Upon the termination or release of any Security Interest created hereunder or release of Collateral, the Collateral Agent will, upon request by and at the expense of any Loan Party, execute and deliver to such Loan Party such documents as such Loan Party shall reasonably request to evidence the termination of the Security Interest created hereunder or the release of such Collateral, as the case may be. Any such documents shall be without recourse to or warranty by the Collateral Agent or the Credit Parties. The Collateral Agent shall not have any liability whatsoever to any Credit Party as a result of any release of Collateral by it as permitted by this Section 7.11. Upon any release of Collateral pursuant to this Section 7.11, none of the Credit Parties shall have any continuing right or interest in such Collateral or the Proceeds thereof.

Section 7.12 Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, and any contemporaneous oral agreements and understandings relating to the subject matter hereof and thereof.

Section 7.13 No Conflict. In the event of conflict between the provisions of the Credit Agreement and this Agreement, the Credit Agreement shall take precedence. In the event of conflict between the provisions of the Pledge Agreement and this Agreement with respect to matters contained therein, the Pledge Agreement shall take precedence subject to the preceding sentence.

Section 7.14 Intercreditor Agreement.

(a) Notwithstanding anything herein to the contrary, the liens and security interests granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the limitations and provisions of the Intercreditor Agreement, dated as of March 26, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”) among Bank of America, N.A., as First Lien Collateral Agent and the Collateral Agent, and certain other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern and control.

(b) Notwithstanding anything to the contrary herein, any provision hereof that requires any Loan Party to (a) deliver any Collateral to the Collateral Agent or (b) provide that the Collateral Agent have control over such Collateral may be satisfied prior to the Discharge of the First Lien Finance Obligations by (i) the delivery of such Collateral by such Loan Party to the First Lien Collateral Agent for the benefit of the First Lien Finance Parties and the Collateral Agent, for the benefit of itself and the Credit Parties Lenders pursuant to the Intercreditor Agreement and (ii) providing that the First Lien Collateral Agent be provided with control with respect to such Collateral of such Loan Party for the for the benefit of the First Lien Finance Parties and the Administrative Agent, for the benefit of itself and the Lenders, pursuant to the Intercreditor Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

LOAN PARTIES:	SBARRO HOLDINGS, LLC,
as Holdings

	By:	/s/ Daniel G. Montgomery
	Name:	Dan Montgomery
	Title:	Chief Financial Officer

SBARRO, INC.,
as Borrower

	By:	/s/ Daniel G. Montgomery
	Name:	Dan Montgomery
	Title:	Chief Financial Officer

COREST MANAGEMENT, INC.
DEMEFAC LEASING CORP.
LARKFIELD EQUIPMENT CORP.
MELVILLE ADVERTISING AGENCY, INC.
SBARRO AMERICA, INC.
SBARRO AMERICA PROPERTIES, INC.
SBARRO COMMACK, INC.
SBARRO NEW HYDE PARK, INC.
SBARRO OF LAS VEGAS, INC.
SBARRO OF VIRGINIA, INC.
SBARRO PENNSYLVANIA, INC.
SBARRO PROPERTIES, INC.
SBARRO VENTURE, INC.
SBARRO OF TEXAS, INC.

	By:	/s/ Daniel G. Montgomery
	Name:	Dan Montgomery
	Title:	Chief Financial Officer

[Second Lien Security Agreement]	S-1

SBARRO EXPRESS LLC
CARMELA’S, LLC
UMBERTO AT THE SOURCE, LLC
UMBERTO WHITE PLAINS, LLC

By:	Sbarro, Inc., Sole Member of each company listed above

By:	/s/ Daniel G. Montgomery
Name:	Dan Montgomery
Title:	Chief Financial Officer

SBARRO BLUE BELL EXPRESS, LLC

By:	Sbarro Express LLC, its Sole Member

By: Sbarro, Inc., its Sole Member

By:	/s/ Daniel G. Montgomery
Name:	Dan Montgomery
Title:	Chief Financial Officer

UMBERTO HUNTINGTON, LLC
UMBERTO DEER PARK, LLC
UMBERTO HAUPPAUGE, LLC
UMBERTO HICKSVILLE, LLC
UMBERTO SYOSSET, LLC
MAMA SBARRO’S OF EAST MEADOW, LLC

By:	Sbarro New Hyde Park, Inc., Sole Member of each company listed above

By:	/s/ Daniel G. Montgomery
Name:	Dan Montgomery
Title:	Chief Financial Officer

[Second Lien Security Agreement]	S-2

SBARRO OF LONGWOOD, LLC
CARMELA’S OF KIRKMAN, LLC

By:	Carmela’s, LLC, Sole Member of each company listed above

By: Sbarro, Inc., its Sole Member

By:	/s/ Daniel G. Montgomery
Name:	Dan Montgomery
Title:	Chief Financial Officer

[Second Lien Security Agreement]	S-3

COLLATERAL AGENT:	NATIXIS, NEW YORK BRANCH
as Collateral Agent

	By:	/s/ Samantha X. Tang/Stacey Caruth
	Name:	Samantha X. tang/Stacey Caruth
	Title:	Associate Director/Associate Director

Notice Address:

1251 Avenue of the Americas, 34th Floor
New York, NY 10020
Attn: Hana Beckles
Phone: 212-583-4913
Fax: 646-607-9186
Email: Hana.Beckles@natixis.us